Exhibit 10.3

March 17, 2017

Mr. Peter D. Hancock

President and Chief Executive Officer

American International Group

175 Water Street

New York, New York 10038

Re:	Transition Agreement

Dear Peter:

On behalf of the Board of Directors of American International Group, Inc. (“AIG”), I express appreciation for your many contributions to AIG and to your willingness to serve during the transition period described below. This Letter Agreement sets forth the understanding between you and AIG regarding your transition.

1. Transition Date

Your employment with AIG will terminate on the earlier of (1) the appointment by the Board of your successor and (2) December 31, 2017 (the “Transition Date”). On that date, your separation from service as President and Chief Executive Officer of AIG and your resignation as a member of the Board, as well as any other position you hold as an officer or director of AIG or any of its subsidiaries, affiliates, joint ventures or other related entities, will be effective. No further action or documentation is required to give effect to your separation from service and Board resignation as of the Transition Date, although you agree to execute any further documentation that AIG may reasonably request to evidence it.

2. Transition Period

From now until the Transition Date (the “Transition Period”), you will continue to serve as President and Chief Executive Officer of AIG and as a member of the Board and have the powers, duties and responsibilities customarily associated with those positions. During the Transition Period, you will receive your current base salary and a short-term incentive target equal to the short-term incentive target awarded to you in 2016. You are being granted a 2017 long-term incentive award with the same target amount awarded to you for your 2016 long-term incentive award, in equal proportion of performance share units and restricted share units and having the same terms as those applied generally for 2017 grants under the AIG Long Term Incentive Plan (together with any predecessor, the “LTIP”). During the Transition Period, you may join the board of any company or civic or

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charitable organization with the consent of AIG, which will not be unreasonably withheld or delayed.

As additional consideration of your agreement to serve during the Transition Period, you will be entitled, subject only to the terms of this paragraph, to receive a transition award of $5,000,000 (your “Transition Award”). Your Transition Award will be paid in a cash lump sum, after the earlier to occur of the Transition Date or the termination of your employment by AIG without Cause (as defined below) within 2 business days (the “Transition Payment Date”) after the execution and delivery of the Release and Restrictive Covenant Agreement in the form attached hereto and such release becoming irrevocable in accordance with its terms (such an agreement that becomes irrevocable in accordance with its terms, a “Final Release”). You agree that you will forfeit your 2017 long-term incentive award and your Transition Award if (a) you voluntarily terminate your employment prior to the Transition Date, (b) you are terminated for Cause before the Transition Date or (c) you fail to execute and deliver a Final Release within 60 days after the termination of your employment.

3. Separation Benefits

Your employment with AIG continues to be at-will, and you may terminate your employment before the Transition Date. On any termination of your employment, your separation from services and Board resignation as set forth in Section 1 of this Letter Agreement will become effective and, provided that within 60 days after the date of your termination you have executed and delivered a Final Release, you will be entitled to receive the benefits under the ESP, as in effect on the date hereof, payable upon a termination by AIG without Cause and your separation of service will be treated as a termination without Cause for purposes of the LTIP and outstanding awards thereunder and for all other purposes, including, without limitation, under the AIG Annual Short-Term Incentive Plan (as amended and restated effective March 1, 2016) (the “STIP”). Such benefits will be payable in accordance with the terms and conditions of the ESP and the LTIP, except (a) that your severance payable under Section IV.C(2) of the ESP will be calculated as if you had terminated employment on March 8, 2017 and, accordingly, the average bonus shall be computed using calendar years 2013, 2014 and 2015 and (b) such ESP severance benefit shall be payable within 2 business days after the execution and delivery of the Final Release.

Promptly following the date of this Letter Agreement, AIG will establish a rabbi trust with an independent trustee and having terms as you and AIG mutually agree, and will deposit in the trust an amount equal to the sum of your severance payable under Section IV.C(2) of the ESP and your Transition Award. The trust agreement will provide (a) that an amount equal to your severance is to be paid within 2 business days after your delivery to the trustee of a certification that you have terminated employment and executed and delivered a Final Release and (b) that an amount equal to your Transition Award also is to be paid within 2 business days following such delivery subject to the additional condition that you provide a certification that you have not forfeited your Transition Award in accordance with the terms of this Letter Agreement. You shall also be entitled to your vested benefits under the AIG Non-Qualified Retirement Plan and the AIG Qualified Retirement Plan.

You shall be under no obligation to seek other employment or otherwise mitigate your obligations to AIG hereunder, and there shall be no offset against any amounts due

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hereunder, the ESP, the LTIP, the STIP or otherwise on account of any remuneration attributable to any subsequent employment of any kind that you may obtain.

4. Miscellaneous

Notwithstanding the above, (a) if AIG terminates your employment without Cause prior to the Transition Date, you will be treated in all respects as having served through the Transition Date under this Letter Agreement, (b) for purposes of this Letter Agreement, the LTIP, the STIP and the ESP, the term Cause is used as defined in the ESP as of the date hereof (but without regard to the last two sentences thereof), (c) AIG is not aware of any circumstance constituting Cause as defined in the ESP, the LTIP or any other plan or agreement, (d) any adverse changes to the AIG Clawback Policy, effective as of March 21, 2013, (which is the only clawback policy applicable to you) after the date of this Letter Agreement will not apply to you and (e) AIG’s Officer Stock Ownership Guidelines will cease to apply to you on the date the Final Release becomes non-revocable. Notwithstanding anything to the contrary herein, in the Final Release, in the ESP and/or in the LTIP or otherwise, (a) IV.F (Limitations on Severance; Reductions of Severance), IV.H (Covenants and for “Cause” Terminations), VI (Release and Restrictive Covenant Agreement), VII (Plan Administration), VIII (Termination and Amendment) and IX (Claims and Appeals Procedures) of the ESP shall not be applicable to you and, notwithstanding Section XI.E (Governing Law) of the ESP, the governing law applicable to your severance entitlements and obligations shall be the laws of the State of New York (and not the Employee Retirement Income Security Act of 1974, as amended) and (b) 8.H (Waiver of Claims) and 9 (Disputes) of the LTIP shall not be applicable to you and Section 6.G (Release of Claims) of the LTIP shall be deemed satisfied by the execution by you of the Final Release. All release requirements under the ESP, any long-term incentive plan, any short-term incentive plan or any other plan or agreement shall be satisfied by the execution and delivery of a Final Release.

Following your termination, the only non-competition obligation that will apply to you will be as set forth in the Final Release. For purposes of this Letter Agreement, the first paragraph of Section X of the Final Release will apply only with respect to actions that are willful and material and that Section IX of the ESP will not apply to disputes under this Letter Agreement.

You agree (whether during or after your employment with AIG) not to issue, circulate or publish any disparaging statements or remarks about the Releasees (as defined in the Final Release). Nothing herein shall prevent you from making or publishing statements (a) when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by AIG. The only nondisparagement obligations that shall apply to you with respect the Releasees shall be those contained in this paragraph. AIG agrees (whether during or after your employment with AIG) not to issue, circulate or publish any disparaging statements or remarks about you and AIG shall use all commercially reasonable efforts to require and cause all senior executives and members of the AIG board of directors not to directly or indirectly issue, circulate or publish any disparaging statements or remarks about you. Nothing herein shall prevent the Releasees from making or publishing statements (a) when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by AIG. Truthful statements in the ordinary course of business with respect to products, business or strategy of AIG or any competitor shall not violate this paragraph.

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You will be permitted to remove your personal effects from AIG premises. You will further be permitted to retain a copy of your contact lists and personal emails maintained in any physical form or on any AIG computer or server, provided, however, that (a) copies will be identified and provided to you in accordance with AIG’s historic process in similar circumstances and (b) you will, subject to the immediately following sentence, not produce such emails without the consent of AIG. Nothing herein shall prevent you from producing any emails or contact lists (a) when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by AIG. You agree to retain any emails or contact lists in your possession that may be relevant to any pending or probable litigation, subject to contrary instructions from AIG. AIG also agrees that it will permit you to retain any digital video and audio files, or copies thereof, that it possesses of speeches that you made at both internal and external events. AIG further agrees that it will transfer dominion and control to you of any LinkedIn and other social media pages or accounts that it maintains under your name. You and AIG will cooperate in the transition of such media to you.

Nothing in this Letter Agreement or in the Final Release will limit your rights to indemnification or advancement under AIG’s Charter, by-laws or directors and officers insurance policy, which rights will remain in full force and effect in accordance with their terms.

This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. Notwithstanding any provision in the ESP, the LTIP or any other agreement, AIG and you irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York with respect to any dispute between AIG and you arising out of or relating to or concerning this Letter Agreement, the Final Release, the ESP, the LTIP, the STI or any aspect of your employment with AIG. To the full extent permitted by law, AIG will advance or pay or reimburse any reasonable attorney’s fees you incur as a result of any such dispute. AIG will also pay or reimburse you for reasonable attorney’s fees incurred in connection with the negotiation of this Letter Agreement.

This Letter Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. If any provision or portion of this Letter Agreement or the application of any provision or portion of the Letter Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Letter Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

The payments and benefits provided under this Letter Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and this Letter Agreement shall be interpreted in accordance with such intent and, accordingly, the parties hereto agree that the payments and benefits set forth herein comply with or are exempt from the requirements of Section 409A of the Code and agree not to take any position, and to cause their respective agents, affiliates, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes whether internal or external. Each payment under this Letter Agreement will be treated as a separate payment for purposes of Section

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409A of the Code. Payment of certain benefits under this Letter Agreement is subject to your execution of a Final Release within 60 days after the termination of your employment. Notwithstanding the foregoing, if such 60 day period ends in a calendar year after the calendar year in which your employment terminates, then, but only to the extent required by Section 409A of the Code to avoid taxes and/or interest thereunder on any payments or benefits, any payments and benefits set forth above that would have been made during the calendar year in which your employment terminates instead shall be withheld and paid on the first business day in the calendar year after the calendar year in which your employment terminates, with all remaining payments to be made as if no such delay had occurred. If at the time of your separation from service, (A) you are a specified employee (within the meaning of Section 409A of the Code), and (B) if an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid additional taxes or interest under Section 409A of the Code, then AIG will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon your death)), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

*                                             *                                             *

Thank you for your service to AIG.

Sincerely,
American International Group, Inc.

By:	/s/ W. Don Cornwell
W. Don Cornwell
Chair, Compensation and Management Resources Committee of the AIG Board of Directors

Accepted & Agreed:

/s/ Peter D. Hancock	March 17, 2017
Peter D. Hancock	Date

EXHIBIT A

AMERICAN INTERNATIONAL GROUP, INC. RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between Peter D. Hancock (the “Employee”) and American International Group, Inc., a Delaware Corporation (the “Company”).

Each term defined in the American International Group, Inc. 2012 Executive Severance Plan (the “Plan”) has the same meaning when used in this Agreement.

I. Termination of Employment

The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively “AIG”) terminated on the date specified in the Transition Letter Agreement, dated March 17, 2017, by and between the Company and the Employee (the “Transition Letter Agreement”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for AIG and shall no longer report to work for AIG. For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.

II. Severance

The Employee shall receive a lump sum severance payment in the gross amount of $9,528,890, less applicable tax withholdings paid out in a lump sum as soon as practicable following the date this Agreement becomes effective, but in no event later than March 15th of the year immediately following the Termination Year.

The Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year calculated and paid in accordance with the Termination Letter and with Section IV.B(1)(b)(ii) of the Plan (but without regard to Section IV.B(1)(b)(ii). The Employee shall also be entitled to any benefits under the AIG Long Term Incentive Plan (including any predecessor plan, the “LTIP”) in accordance with the Transition Letter Agreement. Any bonus or incentive compensation paid to Employee is subject to the AIG Clawback Policy, as in effect on the date of the Transition Letter.

The Employee shall also be entitled to a Supplemental Health and Life Payment of $40,000 which may, among other things, be used to pay for COBRA and life insurance coverage after the Termination Date. The Employee shall also be paid accrued wages, reimbursed expenses, and any accrued, unused paid time off (“PTO”) as of the Termination Date. The Employee shall not accrue any PTO after the Termination Date.

III. Other Benefits

Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (defined as medical, life, pension and 401(k) plans or programs and including, without limitation, the Company’s right to alter the terms of such plans or programs). No further deductions or employer matching contributions shall be made on behalf of the Employee to the American International Group, Inc. Incentive Savings Plan (“ISP”) as of the last day of the pay period in which the Termination Date occurs.

The Employee shall no longer participate in or be eligible for coverage under the Company’s Short-Term and Long-Term Disability programs, and the ISP. After the Termination Date, the Employee may decide, under the ISP, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the ISP.

As set forth in Section IV.D of the Plan, the Employee shall be entitled to continued health insurance coverage under COBRA for a period in accordance with the requirements under COBRA unless the Employee is or becomes ineligible under the provisions of COBRA for continuing coverage. The Employee shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage. In addition, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining the Employee’s eligibility to participate in any Company Retiree Medical program and, if eligible, may choose to participate in such Company Retiree Medical program as of the Termination Date at the applicable rate or pay for COBRA coverage. If the Employee chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, the Employee may participate in the Company Retiree Medical program following the COBRA period.

As set forth in Section IV.E of the Plan, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining vesting and eligibility for retirement (including early retirement) under the American International Group, Inc. Non-Qualified Retirement Income Plan (the “Non-Qualified Plan”). To the extent that the Employee has a vested benefit under the Non-Qualified Plan, any payments under the Non-Qualified Plan shall commence at the time specified in the Non-Qualified Plan, and shall be calculated as if “Qualified Plan Retirement Income” (as defined in the Non-Qualified Plan) began to be paid immediately following the Termination Date.

Except as set forth in this Agreement, the Transition Letter Agreement and Sections IV.D and E of the Plan there are no other payments or benefits due to the Employee from the Company.

The payments and benefits provided under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and this Agreement shall be interpreted in accordance with such intent and, accordingly, the parties hereto agree that the payments and benefits set forth herein comply with or are exempt from the requirements of Section 409A of the Code and agree not to take any position, and to cause their respective agents, affiliates, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes whether internal or external. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. Payment of certain benefits under this Agreement is subject to Employee’s execution of a non-revocable release within 60 days after the date of Employee’s termination. Notwithstanding the foregoing, if such 60 day period ends in a calendar year after the calendar year in which the Employee’s employment terminates, then, but only to the extent required by Section 409A of the Code to avoid taxes and/or interest thereunder on any payments or benefits, any payments and benefits set forth above that would have been made during the calendar year in which the Employee’s employment terminates instead shall be withheld and paid on the first business day in the calendar year after the calendar year in which the Employee’s employment terminates, with all remaining payments to be made as if no such delay had occurred. If at the time of the Employee’s separation from service, (A) Employee is a specified employee (within the meaning of Section 409A of the Code), and (B) if an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid additional taxes or interest under Section 409A of the Code, then AIG will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death)), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

IV. Release of Claims

In consideration of the payments and benefits described in Section IV of the Plan and Section II and III of this Agreement, to which the Employee agrees the Employee is not entitled until and unless the Employee executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims, or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against AIG and its successors, assigns, directors, officers, partners, members, employees, agents benefit plans, or the Plan (collectively, the “Releasees”), arising on or before the date of the Employee’s execution of this Agreement, including, without limitation, any complaint, or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the New Jersey Conscientious Employee Protection Act/ the District of Columbia Human Rights Act/the West Virginia Rights Act/ the Massachusetts Wage Act, (M.G.L. ch. 149 §§ 148, et seq.), the Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B § 1, et seq.), Massachusetts Civil Rights Act (M.G.L. ch. 12 §§ 11H and 11I), the Massachusetts Equal Rights Act (M.G.L. ch. 93 §102, and M.G.L. ch. 214 § 1C), the Massachusetts Labor and Industries Act (M.G.L. ch. 149 § 1, et seq.), the Massachusetts Privacy Act (M.G.L. ch. 214 §§ 1B), all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided, that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under (i) this Agreement, (ii) the Transition Agreement, (iii) the LTIP (or any award agreement thereunder), (iii) any rights to indemnification under any agreements, plans or the Charter and by-laws of AIG, (iv) rights under any directors and officers insurance or other policies and (v) any vested rights under any qualified or non-qualified retirement or deferred compensation plan (the “Unreleased Claims”). Nothing herein modifies or affects any vested rights that Employee many have under any applicable retirement plan, 401(k) plan, incentive plan or deferred compensation plan, including, without limitation, the AIG Annual Short-Term Incentive Plan (or any award agreement thereunder), the AIG 2013 Long-Term Incentive Plan (or any award agreement thereunder) and the AIG 2013 Omnibus Incentive Plan (or any predecessor); nor, except as set forth herein or in the Transition Letter Agreement, does this Agreement confer any rights with respect to such plans, which are governed by the terms of the respective plans (and any agreements under such plans).

V. Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement the Employee:

(a) Acknowledges that the Employee shall not initiate or cause to be initiated on his or her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as set forth below or as required by law; and

(b) Waives any right to recover monetary damages or other individual relief arising out of any Proceeding.

Notwithstanding the above, nothing in Section V of this Agreement shall:

(x) limit or affect the Employee’s right to challenge the validity of the Employee’s release set forth in Section V above under the ADEA, or the Older Workers Benefit Protection Act;

(y) prevent the Employee from filing a charge or complaint with, or participating in any investigation or proceeding conducted by the EEOC, the National Labor Relations Board or other federal, state or local governmental or regulatory agencies.

VI. Time to Consider

The payments and benefits payable to the Employee under this Agreement include consideration provided to the Employee over and above anything of value to which the Employee already is entitled. The Employee acknowledges that the Employee has been advised that the Employee has 21 days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII. Revocation

The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the Chief HR/Employment Counsel of the Company no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement. Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan or this Agreement until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement. If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of AIG under any section of this Agreement. This Agreement will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph).

VIII. No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or AIG.

IX. Restrictive Covenants

A. Non-Solicitation/Non-Competition

The Employee acknowledges and recognizes the highly competitive nature of the businesses of AIG and accordingly agrees as follows:

1. During the period commencing on the Employee’s Termination Date and ending on the one-year anniversary of such date (the “Restricted Period”), the Employee shall not, directly or indirectly, regardless of who initiates the communication, , solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employee or other relationship with AIG for any engagement in any capacity or for any other person or entity, without AIG’s written consent.

2. During the period commencing on the Employee’s Termination Date and ending on the six-month anniversary of such date, the Employee shall not, directly or indirectly:

(a) Engage in any “Competitive Business” (defined below) for the Employee’s own account;

(b) Enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c) Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d) Interfere with business relationships between AIG and customers or suppliers of, or consultants to AIG.

3. For purposes of this ,Agreement, a “Competitive Business” means, as of any date, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the underwriting of primary insurance as its main business in any geographical area in which AIG does such business.

4. Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent or more of any class of securities of such person.

5. The Employee understands that the provisions of this Section IX.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of AIG but the Employee nevertheless agrees and hereby acknowledges that:

(a) Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of AIG;

(b) Such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(c) Such provisions are not harmful to the general public; and

(d) Such provisions are not unduly burdensome to the Employee. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

6. It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.    Nondisparagement

The Employee agrees (whether during or after his employment with AIG) not to issue, circulate or publish any disparaging statements or remarks about the Releasees (as defined herein). Nothing herein shall prevent the Employee from making or publishing statements (a) when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by AIG. The only nondisparagement obligations that shall apply to the Employee with respect the Releasees shall be those contained in this paragraph. AIG agrees (whether during or after the Employee’s employment with AIG) not to issue, circulate or publish any disparaging statements or remarks about the Employee and AIG shall all commercially reasonable to require and cause all senior executives and members of the AIG board of directors not to directly or indirectly issue, circulate or publish any disparaging statements or remarks about the Employee. Nothing herein shall prevent the Releasees from making or publishing statements (a)

when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by AIG. Truthful statements in the ordinary course of business with respect to products, business or strategy of AIG or any competitor shall not violate this paragraph.

C. Code of Conduct

The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.

D. Confidentiality/Company Property

The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice AIG and would be detrimental to AIG’s continuing relationship with its employees. Accordingly, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement (except, if required, Employee many disclose the contents of Section IX.A only, in connection with prospective employment) to anyone other than the Employee’s immediate family, attorneys, tax and financial advisors, governmental authorities or as may be legally required, and further agrees to use the Employee’s best efforts to ensure that none of Employee’s immediate family, attorneys, or tax and financial advisors will reveal its existence or contents to anyone else. The Employee shall not, without the prior written consent of AIG, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information, or Personal Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of AIG, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall (if permitted to do so by applicable law):

(a) Promptly notify AIG of such order;

(b) At the written request of AIG, diligently contest such order at the sole expense of AIG; and

(c) At the written request of AIG, seek to obtain, at the sole expense of AIG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Nothing herein shall prevent Employee from making statements (a) when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by AIG.

Upon the Termination Date the Employee shall, except as otherwise set forth in the Transition Letter Agreement, return AIG property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. For purposes of this Section IX.D:

“Confidential Information” means an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Company in confidence.

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company.

E. Developments

Developments shall be the sole and exclusive property of AIG. The Employee agrees to, and hereby does, assign to AIG, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that AIG is the author of such Developments and owns all of the rights comprised in the copyright of such Developments. The Employee hereby assigns to AIG without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of AIG of which the Employee has been made aware, or the products or services of AIG of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with AIG.

F. Cooperation

The Employee agrees (whether during or after the Employee’s employment with AIG) that, if served with a subpoena or order that would compel Employee to testify or respond to any regulatory inquiry, investigation, administrative proceeding or judicial proceeding regarding or in any way relating to the Releasees, including but not limited to any proceeding before or investigation by the EEOC concerning Employee’s employment with the Company, to send immediately (but in no event later than three (3) business days after Employee has been so served or notified) a written notification, and provide a copy of the subpoena or order, by overnight mail to General Counsel, American International Group, Inc., 80 Pine Street, 13th Floor, New York, New York 10005. The

Employee further agrees (whether during or after the Employee’s employment with AIG) to cooperate with AIG in connection with any litigation or legal proceeding or investigatory or regulatory matters in which the Employee may have relevant knowledge or information, and this cooperation shall include, without limitation, the following:

(a) To meet and confer, at a time mutually convenient to the Employee and AIG and to the extent such meetings and conferences do not interfere with any subsequent employment of Employee, with AIG’s designated in-house or outside attorneys for purposes of assisting with any litigation or legal proceeding or any investigatory or regulatory matters, including answering questions, explaining factual situations, preparing to testify, or appearing for interview, deposition or trial testimony without the need for the Company to serve a subpoena for such appearance and testimony; and

(b) To give sworn statements to AIG’s attorneys upon their request and, for purposes of any deposition or other testimony in any litigation or legal proceeding or any investigatory or regulatory matters, to adopt AIG’s attorneys as the Employee’s own at AIG’s expense (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee or which might disadvantage or prejudice the legal rights of the Employee). If any such conflict, disadvantage or prejudice exists, then the Employee shall hire his own attorney at AIG’s expense. In addition, the Employee will remain entitled to indemnification by AIG and directors and officers insurance coverage and protection under the D&O insurance coverage maintained by AIG.

The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this paragraph.

X. Enforcement and Clawback

If at any time the Employee willfully and materially breaches this Agreement, then: (x) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (y) the Employee shall be obligated to repay to AIG, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Employee under Section IV.D through F of the Plan) previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.

The Employee acknowledges and agrees that AIG’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

XI. Resignation From Board of Directors

The Employee confirms his resignation from directorship of the Company and each of its subsidiaries and affiliates (and all other directorships, offices, and trusteeships, held in connection with his/her employment) in accordance with the Transition Letter Agreement.

XII.     Inquiries From Prospective Employers

Employee agrees that Employee will direct any inquiries from prospective employers to The Work Number, at www.theworknumber.com, and the Company agrees that, in response to any such inquiries, The Work Number will only provide information regarding the dates of Employee’s employment and last job title, and shall inform the inquirer that it is company policy to provide only that information regarding former employees. Employee will need to provide Employee’s Social Security Number and the AIG Employer Code (AIG-12573) to facilitate these inquiries.

XIII. General Provisions

A.    No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B.    Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.

C.    Entire Agreement/Counterparts

This Agreement and the Transition Letter Agreement constitute the entire understanding and agreement between the Company and the Employee with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by the parties hereto. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be returned via mail or email. An electronically transmitted signature shall be treated as an original signature for all purposes.

D.    Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt. Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company.

If to the Company, to:

American International Group, Inc.

80 Pine Street, 13th Floor

New York, NY 10005

Fax: 877-481-4969

Attn: Chief HR/Employment Counsel

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE

Name:
Date:

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:
Date: